Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

October 5, 2023

INVESTOR CONTACT:

Andy Grier

Senior Vice President

402-952-1235

MEDIA CONTACT:

Karen Marotta

Greystone

212-896-9149

Karen.Marotta@greyco.com

Greystone Housing Impact Investors LP Announces Broker’s For Sale Listing of Vantage at Tomball

OMAHA, Nebraska – Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) announced today that on October 5, 2023, Vantage at Tomball, a 288-unit market rate multifamily property located in Tomball, TX (the “Property”), was publicly listed for sale by Institutional Property Advisors Texas at the direction of the Property-owning entity’s managing member. The Partnership’s non-controlling investment in the Property was originated in August 2020 and the Partnership contributed equity totaling $10.4 million during its construction. Construction of the Property was completed in April 2022. As disclosed in the Partnership’s previous filings and earnings announcements, the Property reached 90% physical occupancy in the second quarter of 2023 and has maintained physical occupancy near 90% since that date. If the listing process is consistent with past Vantage property sales and a sale contract is successfully executed, then the Partnership expects the sale of the Property to occur in the first quarter of 2024.. Current market volatility and potential future market developments may delay the expected timing of the sale and may negatively impact the final sales price for the Property.

Consistent with past Vantage property sales, the managing member controls the listing and sales process under the terms of the Property owning entity’s operating agreement (the “Operating Agreement”). The Partnership will be entitled to certain net proceeds upon the successful completion of a sale of the Property in accordance with the Operating Agreement.

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.